Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-146720, 333-178504, 333-183964 and 333-207039) and on Form S-8 (Nos. 333-69145, 333-124653, 333-75993, 333-64795, 333-04161, 333-86530, 333-38178, 333-140819, 333-118693, 333-171298, 333-188128 and 333-214662) of Newmont Mining Corporation of our report dated February 19, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations as described in Note 3 and the change in composition of  reportable segments as described in Note 5 as to which the date is  February 21, 2017, relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP

Denver, Colorado

February 21, 2017